SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.   20549



                                    Form 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  August 30, 1994


                         DAIRY MART CONVENIENCE STORES, INC.
             (Exact name of registrant as specified in its charter)



        Delaware                    0-12497                 04-2497894
(State or Other Jurisdiction  (Commission File    (IRS Employer Identification
     of Incorporation)             Number)                 Number)



One Vision Drive, Enfield, Connecticut                      06082

(Address of Principal Executive Offices)                 (Zip Code)



Registrant's telephone number, including area code  (203) 741-4444



                                    N/A
         (Former name or former address, if changed since last report.)
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     Item 5. Other Events.

     The Company issued a press release on September 2, 1994 which contains a complete description regarding certain recent events concerning the Company and its majority stockholder which is attached as Exhibit 99.1 hereto.

     Item 7.  Exhibits

     The following exhibit is filed as part of this report pursuant to Item 601 of Regulation S-K:

     Exhibit 99.1 - Press release dated September 2, 1994.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Dairy Mart Convenience Stores, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  September 9, 1994                DAIRY MART CONVENIENCE
                                        STORES, INC.
                                        By: /s/ Gregory G. Landry
                                           Gregory G. Landry
                                           Its Executive Vice
                                           President and Chief
                                           Financial Officer

                                  EXHIBIT 99.1

                      Press Release dated September 2, 1994

FOR IMMEDIATE RELEASE

September 2, 1994


Enfield, CT - Dairy Mart Convenience Stores, Inc. (NASDAQ: DMCVA and DMCVB) announced that it has been advised that action has been taken to dissolve the general partner of DM Associates Limited Partnership ("DM Associates"), the partnership that holds a majority of the voting power of Dairy Mart's outstanding common stock. DM Associates, which owns 1,858,743 shares or approximately 67% of Dairy Mart's outstanding Class B common stock, effectively has the power to elect all of the Class B directors of Dairy Mart, who together represent a majority of the members of the Company's Board of Directors.

Prior to this action, the general partner of DM Associates was itself a general partnership comprised of three Dairy Mart senior officers and directors - Robert B. Stein, Jr., Gregory G. Landry and Mitchell J. Kupperman - and Frank Colaccino, Dairy Mart's former President and Chief Executive Officer. Mr. Colaccino is a director of the Company.

Pursuant to DM Associates' governing documents, its general partner has the authority to exercise substantially all of DM Associates' rights, powers and privileges with respect to the Dairy Mart stock owned by it, including the right to vote such stock. The Company anticipates that HNB Investments, Inc. and Charles Nirenberg, the limited partners of DM Associates, will appoint a successor general partner in the near term. Mr. Nirenberg is the founder of the Company.

The dissolution of DM Associates' former general partner or the selection of a new general partner without the consent of the Connecticut Development Authority ("CDA") will constitute a default under the documents governing a loan made by the CDA to DM Associates. The CDA has notified DM Associates of such default and unless such default is waived by the CDA, such actions could later result in the CDA having the right to vote and sell the 1,220,000 shares of Class B common stock that have been pledged by DM Associates to the CDA as security for the repayment of the loan; such shares represent approximately 40% of the total voting power of the Class A and Class B common stock. Representatives of DM Associates have commenced discussions with the CDA regarding the foregoing and will request the CDA to consent to the selection of a new general partner and waive the foregoing defaults.

The dissolution of the former general partner of DM Associates and the selection of a new general partner also could ultimately result in an event of default under the Company's $30 million bank credit facility and give rise to a right in favor of the holders of the Company's 10.25% Senior Subordinated Notes due 2004 in the aggregate principal amount of $75 million to cause the Company to purchase such notes at a cash price equal to 101% of the principal amount then outstanding, plus any accrued interest thereon. The Company has been in contact with its bank lenders and Bear, Stearns & Co. Inc., the underwriter of the Company's 10.25% Senior Subordinated Notes, with respect to these matters. If the foregoing event of default or right were to occur or arise, the Company believes that it will be able to obtain the requisite waivers or amendments to the underlying agreements in a manner that will not materially adversely affect the Company's financial condition, although the Company has not as yet obtained any guarantees or commitments to this effect.

The Company also announced that prior to the dissolution action Mr. Colaccino delivered to the Company a written consent executed on behalf of DM Associates purportedly removing and replacing three of the Company's seven directors. Prior to his removal as the Company's president and chief executive officer, Mr. Colaccino also requested the Company to call a special meeting of stockholders for September 14, 1994 for the purposes of considering the removal and replacement of five of the Company's directors, including the three directors purportedly removed by the written consent referred to above. The Company and its legal counsel believe that under the Company's Restated Certificate of Incorporation and Delaware law the consent delivered by Mr. Colaccino has no effect and all of the directors elected at the Company's 1994 Annual Meeting of stockholders remain in office. The Company has filed a lawsuit against Mr. Colaccino in the Delaware Chancery Court seeking, among other relief, a declaration that the consent is null and void and that the special meeting of stockholders requested by Mr. Colaccino also is null and void pending further action by the Dairy Mart Board of Directors. The Connecticut Superior Court has issued a temporary restraining order pending further court action prohibiting Mr. Colaccino from, among other things, taking any action on behalf of DM Associates, including the voting or exercise of any consensual power with respect to the Dairy Mart stock held by DM Associates. The Connecticut Superior Court has set a hearing for September 9, 1994 with respect to the continuance of the restraining order.

Further, the Company has been informed that Mr. Colaccino has filed a lawsuit against Mr. Stein, Mr. Landry, Mr. Kupperman and the Company in Delaware Chancery Court seeking, among other relief, to have the Court declare that Mr. Stein, Mr. Landry and Mr. Kupperman are no longer directors and that the three persons purportedly elected by the above referred to consent were duly elected, and to have the Court direct that the special shareholder meeting called by Mr. Colaccino take place.

                                      # # #

For further information contact:

Gregory G. Landry
Executive Vice President and Chief Financial Officer
(203) 741-4522